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                                                Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-105242

       Prospectus Supplement to the Prospectus dated May 21, 2003 and the
              Prospectus Supplement dated May 21, 2003 -- No. 332

                                  $50,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                            ------------------------

The notes being purchased have the following terms:

PRINCIPAL AMOUNT: $50,000,000

STATED MATURITY: November 7, 2006

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: November 7, 2003

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 99.750%

ORIGINAL ISSUE DISCOUNT NOTES: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTES:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

IF INTEREST RATE IS FLOATING: YES

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
        - Moneyline Telerate LIBOR page: 3750
        - Reuters screen LIBOR page: no
        - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Moneyline Telerate page 7051:
        - Moneyline Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months
    - spread: +17 basis points
    - spread multiplier: none
    - initial base rate: 1.17%
    - maximum rate: none
    - minimum rate: none
    - interest reset dates: quarterly -- on February 7, May 7, August 7 and November 7, commencing on February 7, 2004
    - interest payment dates: February 7, May 7, August 7 and November 7, commencing on February 7, 2004
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

---------------

    The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the notes. If the notes are sold in a market-making transaction after their initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated May 21, 2003 and prospectus supplement dated May 21, 2003 for additional information about the notes being purchased.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the notes after their initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.



                     GOLDMAN, SACHS & CO.
                            ------------------------

                 Prospectus Supplement dated October 31, 2003.